EXHIBIT 5.1





                                                     July 28, 1999


Reebok International Ltd.
100 Technology Center Drive
Stoughton, MA  02072

Ladies/Gentlemen:

         This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 1,000,000 additional shares of Common Stock, $.01 par value per share (the "Shares") of Reebok International Ltd., a Massachusetts corporation (the "Company"). The Shares are to be sold from time to time pursuant to the Company's 1987 Employee Stock Purchase Plan (the "Plan").

         I am Assistant General Counsel for the Company and am familiar with the proceedings taken by the Company in connection with the authorization, reservation and registration of the Shares. I have examined and relied upon such documents, records, certificates and other instruments as I have deemed necessary for the purpose of this opinion.

         Based on the foregoing, I am of the opinion that the Shares (in addition to other shares of Common Stock covered by the Registration Statements incorporated by reference into this Registration Statement) have been duly authorized and that, when issued and sold by the Company pursuant to and in accordance with the Plan, they will be validly issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as part of the Registration Statement.

         I understand that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                                                     Very truly yours,

                                                     /s/ RANDI S. INGERMAN

                                                     Randi S. Ingerman
                                                     Assistant General Counsel